ALTA VISTA VENTURES LTD.

400 – 409 Granville St., Vancouver, B.C., V6C 1T2,
Phone: 604-678-2531 – Fax: 604-678-2532

Friday, September 13, 2013

Greg Painter,
President and CEO
Del Toro Silver Corp.

Greg,

Please sign below as confirmation of the mutual termination of the Option Agreement between Alta Vista Ventures Ltd. (previously Yale Resources Ltd.) and Del Toro Silver Corp. (previously Candev Resource Exploration Inc.) dated July7th, 2009, amended on June 25th, 2010, re-amended on October 21st, 2010 and finally, for a third time on July 9th, 2012.

In addition, as per previous correspondence and verbal agreements, please also confirm that Alta Vista Ventures is now the owner of a 100% interest in the property.

It has been a pleasure working with you over the last couple of years and I hope that we are able to work together again in the future.

Thank you,

Ian Foreman, P.Geo.
President

By signing below I hereby agree to the mutual termination of the Option Agreement for the Dos Naciones property between Alta Vista Ventures Ltd. (previously Yale Resources Ltd.) and Del Toro Silver Corp. (previously Candev Resource Exploration Inc.) dated July7th, 2009, amended on June 25th, 2010, re-amended on October 21st, 2010 and finally, for a third time on July 9th, 2012.
Along with the termination Del Toro has transferred, in kind, it's 50% ownership of the property to Alta Vista Ventures such that Alta Vista Ventures retains a 100% interest in the Dos Naciones property.

Greg Painter, President and CEO
Del Toro Silver Corp.